January 4, 2002

Via Facsimile Transmission                           CONFIDENTIAL


Mr. Michael C. Higgins
Widepoint Corporation
One Mid-America Plaza,  Suite 403
Oak Brook Terrace, IL  60181

Dear Mike:

This letter will confirm the agreement between you and Widepoint Corporation (formerly Zmax Corporation), hereinafter the "Company", regarding the termination of your Employment and Non-Compete Agreement dated as of September 1, 1999 (the "Employment Agreement") with the Company, in the form of a Separation Agreement (the "Agreement") as follows:

1. In consideration of the payments herein described, you resign your employment and all positions and offices held with the Company and any of its affiliates, including your responsibilities as a Director of the Company, effective as of the close of business on December 31, 2001 (the "Separation Date"). It is understood that the Company and its affiliates will take actions in reliance on your resignation and that your resignation is irrevocable. Company hereby waives the sixty (60) day notice requirement for such resignation.

2. No later than 10 days following the Separation Date, you will receive your salary for all work performed during the last payroll period of your employment, if not yet fully compensated.

3. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, and subject further to your continued compliance with the provisions of Paragraph 5 (for a 6 month period commencing on the Separation date), and Paragraph 6 (for such period as the information is deemed by Company to be confidential) of your Employment Agreement :

     a) The Company will provide you a payment in the amount of $95,625.00, representing 6 Months of salary at your now current rate of compensation, payable in a single lump sum, less any legally required deductions, no later than 10 days following the Separation Date, in consideration for a release of any and all obligations of the Company and its affiliates to you.

     b) The Company will immediately provide you with 100,000 Vested Stock Options at an exercise price of $0.18 per share, such price being consistent with other senior management Options awarded in 2001. The Exercise Period for these Options will be extended to one (1) year from the Separation Date, or December 31, 2002.

     c) The Company will reimburse you for all business expenses which you incurred in connection with your employment through the Separation Date, provided that (i) such expenses are eligible for reimbursement under the Company's expense policy; and (ii) that you submit all documentation and substantiation of such expenses required under that policy no later

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than January 31, 2002. Without limiting the generality of the foregoing, no personal expenses are eligible for reimbursement.

     d) The Company agrees that its officers and directors, and any agents, representatives, or affiliates, speaking on behalf of the Company, including but not limited to Steve Komar, Norman Wareham, James Ritter, James McCubbin, and Mark Mirabile, shall refrain from commenting on your performance during your employment with the Company, excluding only positive comments concerning you made in the sole discretion of the Company, its officers and directors, agents, representatives or affiliates.

4. You agree that, notwithstanding anything contained to the contrary, whether in the Employee Agreement or otherwise, the payments provided under paragraphs 2 and 3 of the Agreement are in complete satisfaction of any and all compensation or other payments due to you from the Company or any of its affiliates, whether for services provided or otherwise, through the Separation Date, expressly excluding payments or distributions due to you as an investor in the Company, and that, except as expressly provided under this Agreement in accordance with the terms of the Employment Agreement, no further compensation or other payments are owed to you. You will not continue to earn vacation or other paid time off after the Separation Date. Your participation in all employee benefit plans of the Company will end as of the Separation Date, with the exception of medical/dental coverage (the employer portion of which will continue to be funded by the Company), such coverage to continue at your election through June 30, 2002. You may further elect to continue, at your cost, your participation and that of your eligible dependents in the Company's group health and dental plans for a limited additional period of time, in accordance with the terms and conditions of the federal law known as "COBRA."

5. You agree that neither yourself nor any agent, representative or affiliate will comment on your relationships, experiences, or opinions of the Company or its Officers or Directors, excluding only positive comments made by you or your representatives in your sole discretion.

6. You agree to return to the Company, no later than 30 days following the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, and credit cards (not including miscellaneous office equipment and supplies) of the Company and its affiliates in your possession or control. Further, you give the Company assurance that you will not retain any copy of any documents, materials or information of the Company or any of its affiliates (whether in hardcopy, on electronic media or otherwise). Finally, you will provide a written statement attesting that you have complied with the provisions of this Paragraph to the best of your knowledge. The Company will then acknowledge and accept these representations in writing, such acceptance not to be unreasonably withheld.

7. In exchange for the payments provided you hereunder, you, on behalf of yourself and your affiliates, hereby freely and voluntarily release and forever discharge the Company and its affiliates, including without limitation all of the respective directors, officers, managers, shareholders, members, general and limited partners, employees, agents, successors and assigns of the foregoing and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to or arising out of your Employment Agreement, or

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your investment in the Company, or pursuant to any federal, state or local law, regulation or other requirement. You hereby further covenant and agree to indemnify all of the foregoing persons and entities from any and all claims that you may directly or indirectly make in contravention of this paragraph or in breach of any of the provisions of this Agreement.

8. The Company and its affiliates, including without limitation all of the respective directors, officers, and successors and assigns of the foregoing, both individually and in their official capacities, hereby freely and voluntarily release and forever discharge you from any and all causes of action, rights or claims that they have had in the past, now have, or might now have, in any way related to or arising out of your Employment Agreement, or your investment in the Company, or pursuant to any federal, state or local law, regulation or other requirement. The Company hereby further covenants and agrees to indemnify you from any and all claims that it may directly or indirectly make in contravention of this paragraph or in breach of any of the provisions of this Agreement.

9. This letter contains the entire agreement between you and the Company and replaces all prior employment-related agreements, communications and understandings, whether written or oral, with respect to your employment, and its termination by the Company and all matters related thereto, excluding only Paragraphs 5 and 6 of the Employment Agreement, which shall remain in full force and effect in accordance with their terms for an indefinite period with respect to Paragraph 6 and for a period of six months with respect to Paragraph 5. All other provisions of the Employment Agreement are hereby terminated.

10. In signing this Agreement, you give the Company assurance that you have read and understood all of its terms; that you have had a full and reasonable opportunity to consider its terms and to consult with anyone of your choosing; that you have signed this Agreement knowingly and voluntarily; and that in signing this Agreement you have not relied on any promises or representations, express or implied, which are not set forth expressly in this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return this letter to me via Facsimile transmission no later than the close of business on January 9, 2002. At the time you sign and return this letter to me, it will take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

WIDEPOINT CORPORATION
By:

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Steve L. Komar
Chairman of the Board of Directors


Accepted and agreed:

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MICHAEL C. HIGGINS                                Date

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